EXHIBIT 2(i)(1)

                 Deferred Compensation Agreement, effective 12/31/95
                      between the Registrant and Donald A. Ross

                           DEFERRED COMPENSATION AGREEMENT



                    THIS DEFERRED COMPENSATION AGREEMENT (the "Agreement") is made as of this 31st day of December, 1995 by and between RAND CAPITAL CORPORATION, a New York corporation with its principal place of business at 1300 Rand Building, Buffalo, New York, 14203, and DONALD A. ROSS, residing at 240 Woodbridge Avenue, Buffalo, New York 14214.

                                      BACKGROUND


                    Donald A. Ross ("Ross") is currently serving as President and Chief Executive Officer of Rand Capital Corporation ("Rand" or the "Company") . Ross desires to retire as President and Chief Executive officer effective as of December 31, 1995.
          In recognition of Ross' contribution to the success of Rand, Rand desires to provide Ross with additional compensation and benefits upon his retirement.

                                        TERMS

                    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

                    1.   DEFERRED COMPENSATION.

                    Ross and the Company agree that for and in consideration of certain services previously provided to the Company, Rand shall pay a deferred compensation benefit to Ross in the amount of Sixty Thousand and 00/100 Dollars ($60,000.00) for the calendar year commencing January 1, 1996 and in the total amount of Thirty-One Thousand and 00/100 Dollars ($31,000.00) for each year thereafter until Ross reaches the age of 70. There shall be no provision for any adjustment upwards by the annual percentage increase in the Bureau of Labor Statistics-Consumer Price Index for All Urban Consumers (CPI-U) or any other comparable Index published by the Bureau of Labor Statistics or other third party.

                    1.1  Method of Payment.

                    Ross shall be paid in equal monthly installments of Five Thousand and 00/100 ($5,000.00) commencing January 31, 1996 through December 31, 1996, and commencing January 31, 1997 and on the last day of each month thereafter in the amount of Two Thousand Five Hundred Eighty-Three and 33/100 Dollars ($2,583.33) with the final payment to be made on September 30, 1999.

                    2.   FUNDING.

                    Rand shall have the option of funding this deferred compensation payment through the purchase of insurance. Any insurance policy or other asset acquired by Rand for the purpose of funding this deferred compensation arrangement shall not be deemed to be held in trust for the benefit of Ross or to be collateral security for the performance of the obligations of Rand, but shall remain a general, unpledged, and unrestricted asset of Rand. The rights of Ross or any beneficiary of Ross shall be those of an unsecured creditor.

                    3.   DEATH BENEFIT.

                    If Ross dies during the term of this Agreement, but before the payments have been made, the remaining payments shall be paid monthly to a beneficiary selected by Ross. Such beneficiary shall be selected in writing on a form approved by Rand. If no beneficiary is selected, the remaining payment shall be made to Ross' estate.

                    4.   MEDICAL INSURANCE COVERAGE.

                    Notwithstanding anything contained to the contrary herein, the Company shall provide Ross and his wife, or the survivor thereof, for life, with medical insurance coverage at least comparable to that now carried by the Company for the benefit of Ross, his wife and his dependents, if any, as of the date hereof, or, alternatively, pay the cost of a converted policy for Ross and his wife; provided, however, that if such coverage is not obtainable, the Company shall at least annually pay to Ross, or his wife if he is not surviving, an amount equal to the cost from time to time of providing medical coverage for a full-time executive of the Company and his wife comparable to that then carried by the Company for Ross and his wife immediately prior to his retirement. However, the level of medical insurance coverage may be adjusted to account for Ross; or his wife's, eligibility for benefits under Medicare.

                    5.   MISCELLANEOUS.

                    5.1  Entire Agreement, Amendments.

                    This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements between the parties relating to the subject matter hereof. No amendments, change, modification or alteration of the terms and conditions hereof shall be binding unless evidenced by a writing signed by all of the parties hereto.

                    5.2  Waiver.

                    The failure of any party to this Agreement to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or performance thereof at any time or times thereafter, nor shall a waiver of any right hereunder at any given time, including, but not limited to, rights to any payments, be deemed a waiver thereof for any other time.

                    5.3    Severability.

                    If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the parties shall, if possible, agree on a legal, valid and enforceable substitute provision which is as similar in effect to the deleted provision as possible. The remaining portion of the Agreement not declared illegal, invalid or unenforceable shall, in any event, remain valid and effective for the term remaining.

                    5.4    Assignment.

                    Neither party may assign any of its rights or delegate any of its obligations hereunder without prior written consent of the other. Subject to the foregoing, this Agreement inures to the benefit of, and is binding upon, the successors and permitted assigns of the parties hereto.

                    5.5  Notice.

                    All notices hereunder and designation of beneficiary, shall be in writing, personally delivered or sent by certified mail, return receipt requested, postage prepaid addressed to the other party as follows:

          If to Rand:              Mr. Allen F. Grum
                                   Rand Capital Corporation
                                   1300 Rand Building
                                   Buffalo, New York 14203

          With a copy to:          Ann E. Evanko, Esq. and
                                   Robert P. Fine, Esq.
                                   Hurwitz & Fine, P.C.
                                   1300 Liberty Building
                                   Buffalo, New York 14202-3670

          If to Ross:              Mr. Donald A. Ross
                                   240 Woodbridge Avenue
                                   Buffalo, New York 14214

          With a copy to:          Richard E. Heath, Esq. and
                                   Richard W. Kaiser, Esq.
                                   Hodgson, Russ, Andrews, Woods
                                   Goodyear, LLP
                                   1800 One M & T Plaza
                                   Buffalo, New York 14203-2391


          Either party may change its address to which notices shall be sent by a notice sent in accordance with this selection. Election rights or designation of beneficiary notices shall be effective upon the Company's receipt of such notice or election.

                    5.6  Execution in Counterpart.

                    This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    5.7  Capitalized Terms; Descriptive Headings;
                         Interpretation.

                    Capitalized terms used in this Agreement shall have the meanings given to them in the this Agreement. The recitals set forth above are material to this Agreement and incorporated herein by reference. The descriptive headings in this Agreement are inserted for convenience of reference only, and are not intended to be part of or affect the meaning or the interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

                    5.8 Payment of Costs and Expenses. In the event Ross and the Company shall disagree as to their respective rights and obligations under this Agreement, and Ross or the Company is successful in establishing, privately or otherwise, that his or its position is substantially correct, or that Ross' or the Company's position is substantially wrong or unreasonable, or in the event that the disagreement is resolved by settlement, Ross or the Company shall pay all costs and expenses, including counsel fees, which the prevailing party incur in connection therewith.

                    5.9  Governing Law.

                    This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by the laws of the State of New York, without giving effect to the conflicts of law or choice of law provisions thereof.

                    IN WITNESS WHEREOF, the parties have executed this Deferred Compensation Agreement as of the date first above written.


                                        RAND CAPITAL CORPORATION



                                        By:  s/Thomas R. Beecher
                                             ____________________________
                                             Thomas R. Beecher


                                        By:  s/Donald A. Ross
                                             ______________________________
                                             Donald A. Ross